RESCISSION AGREEMENT

This Rescission Agreement (the "Agreement") is entered into on the 2nd day of December, 1999 (the "Agreement Date"), by WasteMasters, Inc., a Maryland corporation ("WM"), Continental Investment Corporation, a Georgia corporation ("CICG"), and Continental Technologies Corporation of Georgia, a Georgia corporation ("CTC").

BACKGROUND:

A. On or about September 6, 1997, WM and CICG entered into a Stock Issuance and Stock Purchase Agreement (the "September '97 Agreement"), under which the following transactions, among others, took place or were ratified:

1. CICG issued to WM 300,000 shares of CICG common stock, par value $.50 per share ("CICG Common Stock"), in exchange for the issuance by WM to CICG of (a) 4.5 million shares of WM common stock ("WM Common Stock"), (b) 5 million shares of its Series A Preferred Stock ("WM Preferred Stock"), each of which shares is convertible into 5.1 shares of WM Common Stock (such shares of WM Common Stock and WM Preferred Stock being called the "WM Stock"), and a warrant (the "Warrant") to purchase up to 100 million shares of WM Common Stock in exchange for up 1 million shares of CICG Common Stock, which Warrant has since expired by its terms without being exercised (such transactions and all action contemplated by or taken pursuant to the September '97 Agreement with respect thereto or in connection therewith, other than the CTC Transactions (hereinafter defined), being called the "CICG Transactions"); and

2. CTC caused to be delivered to WM 100,000 shares of CICG Common Stock in exchange for the transfer by WM to CTC of (a) all of WM's right, title and interest in and to 100% of the common stock (the "WM-Georgia Stock") of WasteMasters of Georgia, Inc. ("WM-Georgia"), which owns land in Walker County, Georgia (the "Walker County Land"), and (b) all of WM's right, title and interest in and to 100% of the common stock (the "Trantex Stock") of Trantex, Inc. ("Trantex"), which, in turn, owns to 100% of the common stock of Rye Creek Corporation ("Rye Creek"), which owns a landfill in Adair County, Missouri (the "Rye Creek Landfill") (such transactions and all action contemplated by or taken pursuant to the September '97 Agreement with respect thereto or in connection therewith, other than the CICG Transactions, being called the "CTC Transactions").

B. Pursuant to Paragraph 11(e) of the September '97 Agreement, CICG agreed to indemnify WM from any claim or liability to WMI Investors, Inc. and has retained counsel to defend on WM's behalf a lawsuit filed by WMI Investors, Inc. against WM and certain of its directors (the "WMI Investors Indemnity").

C. Certain disputes have arisen between CICG and CTC, on the one hand, and WM, on the other hand, and the parties have reached an agreement to settle and compromise their disputes and execute this agreement to evidence such agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confessed by the parties, and in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

    Rescission of CICG Transactions. The parties agree to rescind the CICG Transactions. Accordingly, at the Closing (hereinafter defined):

      CICG will return to WM all of the certificates that represent the WM Stock CICG received in the CICG Transactions, with duly executed stock powers endorsing the certificates to WM, and confirm in writing that the Warrant is no longer outstanding and expired by its terms without being exercised; and

      WM will return to CICG all of the certificates that represent the CICG Stock WM received in the CICG Transactions, with duly executed stock powers endorsing the certificates to CICG (or, in lieu thereof, provide an Affidavit of Lost Certificate in form and substance satisfactory to CICG and its transfer agent and a bond satisfactory in form, substance, and amount to CICG and its transfer agent).

    Rescission of CTC Transactions. The parties agree to rescind the CTC Transactions. Accordingly, at the Closing:

      CTC will return to WM all of the certificates that represent the WM-Georgia Stock and the Trantex Stock that CTC received in the CTC Transactions, with duly executed stock powers endorsing the certificates to WM (or in lieu thereof, provide and Affidavit of Non-receipt); and

      WM will return to CTC all of the certificates that represent the CICG Stock WM received in the CTC Transactions, with duly executed stock powers endorsing the certificates to CTC (or, in lieu thereof, provide an Affidavit of Lost Certificate in form and substance satisfactory to CICG and its transfer agent and a bond satisfactory in form, substance, and amount to CICG and its transfer agent).

    Payment for Disputed Items. To settle certain other claims between the parties, at the Closing, WM will pay $200,000 to CICG and $300,000 to CTC.

    Conditions to Closing.

      Joint Conditions. The obligations of each of the parties to consummate the transactions contemplated under this Agreement are subject to the condition that this Agreement be approved in the Chapter 11 proceedings of CICG.

      Conditions of CICG and CTC. The obligations of CICG and CTC to consummate the transactions contemplated under this Agreement are subject to the following conditions:

        receipt of the stock certificates and stock powers (or bonds) described in clause (b) of Section 1 and of Section 2;

        receipt of the cash specified in Section 3;

        release of the obligations of CICG and CTC and their affiliates from any and all bonds obtained in connection with the Walker County Land or the Rye Creek Landfill or the assets, properties, activities, or operations of WM or any subsidiary, affiliate, or associate of WM for which CICG, CTC, and/or any of their affiliates are or may be liable, including those identified on Schedule 1 (collectively, the "Bonds") and all guaranties given by CICG, CTC, and/or any of their affiliates for the benefit of WM or any subsidiary, affiliate, or associate of WM, including those identified on Schedule 2 (collectively, the "Guaranties");

        receipt of a release in the form attached to this Agreement as Exhibit A, duly executed by each person or entity for whom a signature line appears thereon (the "Release of CICG/CTC ");

        payment in full of the claim Frontier Insurance Company has made on CTC with respect to a payment bond issued for the benefit of C.A.T. Recycling, Inc. relating to the Central Landfill in Pompano Beach, Florida;

        such other certificates and other instruments and documents reasonably requested by CICG or CTC or their counsel in connection with the transactions contemplated by this Agreement, including certificates in which WM represents and warrants that this Agreement and the Release of CICG/CTC and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of WM and that this Agreement and the Release of CICG/CTC are each valid and binding obligations of WM, enforceable in accordance with its terms.

      Conditions of WM. The obligations of WM to consummate the transactions contemplated under this Agreement are subject to the following conditions:

        receipt of the stock certificates and stock powers described in clause (a) of Section 1 and of Section 2;

        receipt of a release in the form attached to this Agreement as Exhibit B, duly executed by each person or entity for whom a signature line appears thereon (the "Release of WM"); and

        such other certificates and other instruments and documents reasonably requested by WM or its counsel in connection with the transactions contemplated by this Agreement.

    Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on January 26, 2000, at 10:00 a.m. at the Law Offices of Arthur I Ungerman, 12900 Preston Road, Suite 900, Dallas, Texas 75230 at 2:00 p.m. CST. All transactions effected at the Closing will be deemed to have occurred simultaneously except that the Release of CICG/CTC be deemed to be executed and delivered immediately following the Closing so as to permit that Release to be executed when neither WM-Georgia nor Trantex is affiliated with CICG or CTC.

    Earnest Money. Simultaneously with the execution of this Agreement, WM has deposited $25,000 (the "Earnest Money") with the Law Firm of Arthur I. Ungerman (the "Firm"). The Firm shall deposit the Earnest Money in an insured, interest bearing account. If the Closing occurs, the Earnest Money shall be paid to CICG and CTC at the Closing and applied to the amount payable under Section 3. If this Agreement is terminated without the Closing occurring, the Firm shall disburse the Earnest Money in the manner provided for in Section 7. The Firm shall invest the Earnest Money in an interest bearing account pursuant to the written direction of CICG. All interest accruing on the Earnest Money shall not constitute additional Earnest Money but rather shall be for the sole account of, and payable to CICG and CTC (in the same proportions as the consideration payable to them under Paragraph 3) Purchaser in all events, free and clear of any and all claims by WM

    Consequences of Termination. If the Closing does not occur for any reason, no party shall have any liability to the other, including particularly for any incidental or consequential damages that it may have incurred or suffered as a consequence of such termination; provided, however, that if the Agreement is terminated for any reason other than CICG and/or CTC not being prepared to satisfy the conditions to Closing specified in clauses (i) and (ii) of Subsection 4(c), the Earnest Money shall belong to and be paid over to CICG and CTC (in the same proportions as the consideration payable to them under Paragraph 3) and if this Agreement is terminated because CICG and/or CTC is not prepared to satisfy the conditions to Closing specified in clauses (I) through (vi) of Subsection 4(c), the Earnest Money shall belong to and be returned to WM.

    Matters Not Affected by Rescission. Notwithstanding the rescission of certain transactions effected pursuant to the September '97 Agreement, except as expressly contemplated by this Agreement or the Release of CICG/CTC or the Release of WM, neither this Agreement nor the transactions contemplated hereby will rescind or otherwise affect any of the transactions effected pursuant to the September '97 Agreement or any action taken prior to the date of this Agreement as a result of or not inconsistent with such transactions, including but not limited to the following:

      the actions taken in or pursuant to Section 9 of the September '97 Agreement;

      the actions taken in or pursuant to Subsection 11(a) or 11(b) of the September '97 Agreement;

      the proxies given or the votes cast and other actions taken pursuant to the proxies given pursuant to Section 4(b)(v) of the September '97 Agreement;

      the resignations delivered pursuant to Section 4(b)(vii) of the September '97 Agreement;

      the modification of Debentures pursuant to Section 7(b) of the September '97 Agreement;

      the representations, acknowledgments, and covenants contained in Section 8 of the September '97 Agreement;

      the release contained in Section 9 of the September '97 Agreement;

      the covenants in Section 11(a) and (b) of the September '97 Agreement;

      the Original Agreement (as defined in the September '97 Agreement) being superceded by the September '97 Agreement.

    Closing Costs. Each party shall be responsible for the cost of its attorneys or other professionals retained by such person in connection with the negotiation and consummation of this Agreement.

    Indemnification.

      Indemnification by WM. From and after the Closing, WM hereby agrees to indemnify and hold harmless CICG and CTC and their respective officers, directors, employees, agents, shareholders, accountants, attorneys, affiliates, partners, successors, assigns, and representatives (the "CICG Indemnified Persons") and agrees to reimburse the CICG Indemnified Persons for every debt, cost, damage, claim, obligation, or liability of any kind whatsoever, together with attorneys' fees (collectively, "Damages"), suffered by any of the CICG Indemnified Persons at any time after the Closing in respect of any or all of the following:

        any and all liabilities, obligations, and claims of whatever nature whatsoever incurred by or owed with respect to or arising as a result of the indirect ownership or operation of the Walker County Land or the Rye Creek Landfill, including any liabilities, obligations, and claims that arise in connection with the closure or remediation thereof;

        any and all liabilities, obligations, and claims of whatever nature whatsoever incurred by or owed by WM, WM-Georgia, Trantex, or Rye Creek;

        any and all liabilities, obligations, and claims of whatever nature whatsoever arising with respect to the Bonds and the Guaranties;

        any and all liabilities, obligations, and claims of whatever nature whatsoever for which CICG or CTC or any of their affiliates have liabilities as a result of their association or affiliation with WM, WM-Georgia, Trantex, Rye Creek;

        any and all liabilities, obligations, and claims of whatever nature whatsoever incurred by or owed with respect to or arising as a result of the WMI Investors Indemnity; and

        any misrepresentation, breach of warranty, or nonfulfillment of any covenant made by WM under this Agreement or any other document or instrument delivered by WM in connection with the transactions contemplated by this Agreement.

      Indemnification by CICG and CTC. CICG and CTC each hereby agrees to indemnify and hold harmless WM and its officers, directors, employees, agents, shareholders, accountants, attorneys, affiliates, partners, successors, assigns, and representatives (the "WM Indemnified Persons") and agrees to reimburse the WM Indemnified Persons for any Damages suffered by any WM Indemnified Person at any time after the Closing in respect of any misrepresentation, breach of warranty, or nonfulfillment of any covenant made by CICG or CTC, as appropriate, under this Agreement or any other document or instrument delivered to WM by CICG or CTC, as appropriate, in connection with the transactions contemplated by this Agreement.

      Notice of Indemnity Claim. Any person or entity entitled to indemnification under the provisions of this Section (an "Indemnified Person") will give prompt notice to the party from whom it is seeking indemnification under this Section (the "Indemnifying Person") of any matter with respect to which it seeks indemnification under this Agreement. The failure of any Indemnified Person to give notice as provided herein will not relieve the Indemnifying Person of its obligations under this Section except to the extent that the Indemnifying Person is actually prejudiced by such failure to give notice.

      Assumption of Defense. If any claim is made or action is brought against an Indemnified Person, the Indemnifying Person shall, at its sole cost and expense, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person by giving written notice thereof to the Indemnified Person. Unless and until the defense is so assumed, the Indemnified Person may assume the defense thereof at the sole cost and expense of the Indemnifying Person, subject, however, to the right of the Indemnifying Person to assume the defense at any time prior to the settlement, compromise, or final determination of such claim or action upon written notice to the Indemnified Person. The party who assumes the defense under this Agreement will defend the claim or action in good faith. Notwithstanding the fact that the Indemnifying Person has assumed the defense of a claim or action, the Indemnified Person will nevertheless have the right, at its sole cost and expense, to participate in such defense and to be represented by attorney of its choosing. However, while the Indemnifying Person has assumed the defense, it will have the right to control such defense.

      Settlement. An Indemnifying Person who has assumed the defense of a claim or action under this Section will be entitled to settle or compromise such claim or action but only if it gives the Indemnified Person advance notice of such proposed settlement or compromise and the Indemnified Person gives its consent to such proposed settlement or compromise, which consent will not be unreasonably withheld. The Indemnified Person may not object to any settlement or compromise proposed by the Indemnifying Person without good reason. It will be considered good reason if the proposed settlement or compromise contains any admission against interest on the part of the Indemnified Person, contains an admission of guilt or wrongdoing on the part of the Indemnified Person, provides for any remedy or sanctions against the Indemnified Person other than the payment of money that the Indemnifying Person agrees to and is legally and financially able to pay, or, in the reasonable judgment of the Indemnified Person, would create a legal precedent that would jeopardize its position in pending or threatened litigation that involves the Person who brought such claim or action or any other Person.

    Miscellaneous Provisions.

      Further Assurances. From time to time after the Closing, each party to this Agreement will, at the expense of the requesting party, execute and deliver such further instruments and documents and take such other action as any other party to this Agreement may reasonably request in order to carry out more effectively and/or confirm the intent of this Agreement.

      No Waivers. No failure or delay on the part of any party in exercising any right, power, privilege or remedy arising hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, privilege or remedy preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy. No notice to or demand on any party in any case shall entitle it to any other or further notice or demand in similar or other circumstances.

      Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original. In making proof of this Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

      Execution by Facsimile. The manual signature of any party to this Agreement that is transmitted to any other party or counsel to any other party by facsimile shall be deemed for all purposes to be an original signature.

      Headings; Interpretation. Section headings have been inserted in this Agreement as a matter of convenience and for reference only and it is agreed that such section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. Whenever used herein, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Unless otherwise stated, all references to Sections or Subsections are to sections or subsections of this Agreement and all references to Attachments and Exhibits are to Attachments and Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. The term "including" and variations of the term mean including without limitation.

      No Strict Construction. This Agreement is the result of substantial negotiations among the parties and their counsel and has been prepared by their joint efforts. Accordingly, the fact that counsel to one party or another may have drafted this Agreement or any portion of this Agreement is immaterial and this Agreement will not be strictly construed against any party.

      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as otherwise provided herein. Except as provided in the preceding sentence, there are no third party beneficiaries.

      Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

      Modifications. No modification, amendment or waiver of any provision of this Agreement, nor any consent to any departure by any party from the terms hereof, shall be effective unless the same be in writing and signed by all parties hereto.

      Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto and all prior agreements, understandings, obligations or statements by and between the parties concerning the subject matter hereof will be merged into and be superseded by this Agreement and shall be of no further force and effect. There are no third-party beneficiaries to this Agreement, either intended or unintended.

      Survival. This Agreement and the representations, warranties and covenants contained herein shall survive consummation of the transactions herein contemplated for a period of four (4) years.

      Attorney's Fees. In the event any party hereto files a lawsuit in connection with this Agreement, then the party which prevails in such action shall be entitled to recover, in addition to all other remedies and damages, reasonable attorney's fees and costs of court incurred in such lawsuit.

      Arbitration.

        Submission to Binding Arbitration. By execution of this Agreement, the parties to this Agreement expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between or among the parties with respect to this Agreement (each, a "Dispute") shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") and held in Dallas, Texas.

        Waiver of Rights. Each party irrevocably submits to the exclusive jurisdiction of such arbitration (as provided herein) and expressly and irrevocably waives its rights to bring suit against the other parties in any court of law except for those limited exceptions set forth in Subparagraph (xii) below. Each party, to the fullest extent it may effectively do so under applicable law, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that such party is not subject to arbitration hereunder.

        Rules for Conducting Arbitration. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein; provided, however, that the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time) shall be applicable and any such compulsory counterclaims must be filed within 30 days of the filing of the original claim.

        Number of Arbitrators. A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute.

        All Disputes Consolidated. If any Dispute is submitted to arbitration, all then-current Disputes (including counterclaims and cross-claims between the parties) that have been or are to be submitted to arbitration shall be consolidated into a single arbitration proceeding.

        Substantive Law Applied. The arbitrator shall resolve all Disputes in accordance with the applicable substantive Law.

        Written Findings of Fact and Conclusions of Law. In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law.

        Speedy Resolution. The parties shall use good faith to cause the arbitration proceeding to be completed as soon as practicable, preferably within 90 days after the date the last arbitrator accepts his or her appointment.

        Findings of Fact Binding. The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.

        Entry of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The parties, by execution of this Agreement, expressly agree that the arbitrators shall have the authority to award specific performance or an injunction to the prevailing party or to make an award of damages.

        Appeal of Award. In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered.

        Exceptions to Arbitration Exclusivity. The following may be brought in a court of law having jurisdiction before, during, or after the pendency of any arbitration and need not be submitted to arbitration: (i) any lawsuit or other action instituted for the limited purpose of obtaining any injunctive, temporary, or preventive equitable relief or order as may be available to any party to this Agreement for a breach or threatened breach by any other party to this Agreement, which breach or threatened breach could reasonably be expected to result in irreparable damage to the non-breaching party, or (ii) any lawsuit or other action instituted for the limited purpose of tolling any applicable statute of limitations (although the Dispute for which the statute is tolled must be submitted to arbitration unless another exception to such requirement is applicable), or (iii) any lawsuit or other action instituted for the limited purpose of enforcing an arbitral award obtained hereunder.

    Notices. All notices required or permitted hereunder, and under any instrument delivered pursuant hereto, shall be given in writing, and shall be deemed to have been given and received upon the earlier to occur of: (a) the actual receipt of any such notice by the intended recipient; and (b) the third business day following deposit of any such notice enclosed in a wrapper with postage prepaid, properly addressed to the intended recipient at its address set forth below, as a certified item, return receipt requested, in an official depository of and under the care and custody of the United States Postal Service. The parties' address for notice shall be as follows:

If to WM:

Mr. Douglas Holsted

205 South Bickford

El Reno, Oklahoma

Phone: (405) 262-0800

Fax: (405) 262-0033

and

Robert J. Mottern, Esq.

Mottern, Fisher & Rosenthal, P.C.

2300 Northlake Centre Drive

Suite 200

Tucker, Georgia 30084

Phone: (770) 496-4565

Fax: (770) 496-4560

If to CICG or CTC:

10254 Miller Rd.

Dallas, Texas 75238

Attn: J. B. Morris

Phone: (214) 691-1100

Fax: (214) 349-7818

With a copy to:

Joyce Lindauer, Esq.

12900 Preston Road

Suite 900

Dallas, Texas 75230

Phone: (972) 503-4033

Fax: (972) 503-4034

Any party hereto may change its address for notice set forth herein by giving the other parties at least ten days advance written notice of such change of address.

[THIS SPACE LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties have set their hands and seals the date set forth above.

WASTEMASTERS, INC., a Maryland corporation

/s/ Douglas Holsted

________________________________

By: Douglas Holsted, President

CONTINENTAL INVESTMENT CORPORATION, a Georgia corporation

/s/ J. B. Morris

__________________________________

By: J.B. Morris, President

CONTINENTAL TECHNOLOGIES CORPORATION OF GEORGIA, a Georgia corporation

/s/ J.B. Morris

________________________________

By: J.B. Morris, President

SCHEDULE 1. WasteMasters Recission
CITG	CTC-GA	Type Guarantee	Bond # Lease#	F/b/a Rye Creek Amount	F/b/a WasteMasters Subsidiaries Amount	F/b/a ________ ________ Amount	Total
		General Agreements of Indemnity Granted to Frontier Insurance Company

X	X	Rye Creek Sanitary Landfill- MO DNR (Note: Missouri has demanded a total bond increase to $1,059,871)	114040	$664,390

X	X	Rye Creek Demolition Landfill-MO DNR	114041	$50,992

X		WasteMasters TRO Bond-WM v. Stefanou			$100,000

X		Rankin Landfill, Lisbon, OH-OH EPA	120831			$77,040

X		Sebring Landfill Closure-FL DEP	125315		$110,100

X		American Recycling & Mgmt Pompano Closure FL DEP	120968		$318,675

X		American Recycling & Mgmt Pompano Closure FL DEP	125504		$40,000

X		American Recycling & Mgmt Pompano Closure- Dade County	125505		$0

X		American Recycling & Mgmt Pompano Closure- Dade County	7505		$199,000

X		Atlantic Coast Demolition-PA DNR	125514			$220,005

X		CAT Recycling (Pompano Beach) Closure-FL DEP	125554		$183,000

X		CAT Recycling (Port St. Lucie) Closure-FL DEP	120993		$19,836

X		CAT Recycling (C&D Recycling, Homestead) Closure- FL DEP	125327		$971,250

X		CAT Recycling (Central landfill) Payment Bond Demand made against CIC for actual expenses paid by Frontier of $98,366.00; bond originally issued for $150,000.	125501		$98,366

		Corporate Guarantee on Litigation

X		Indemnification of WMI litigation Releasing in the acquisition of Wastemasters, Inc. 9/97			Unknown

		Sub-Total Amount of Guarantees		$715,382	$2,040,227	$297,045	$3,852,654

SCHEDULE 2 - WasteMasters Rescission
CITG	CTC-GA	Type Guarantee	Bond # Lease#	F/b/a Rye Creek Amount	F/b/a WasteMasters Subsidiaries Amount	F/b/a ___________ ___________ Amount	Total
		Corporate Guarantees on Equipment

X		American Express Equipment Finance For lease equipment f/b/o Wood Management, Inc. 1998 Tub Grinder, 1991 Tub Grinder, 1987 Front loader Demand made 09/23/99				$910,765

X		U.S. Bancorp Leasing & Financial For lease equipment f/b/o Wood Mgmt, Inc. & Minimax Ent. Inc. 1998 Mohawk I500 Tub Grinder				$559,572

	X	Telemark For equipment leased by Rye Creek Landfill CAT 977L w/ bucket & blade		$39,315

	X	Telemark For equipment leased by Rye Creek Landfill 1965 Euclid Hand Truck		$9,886

		Corporate Guarantees on Notes

X	X	Bank of Midwest Installment Note Collateral - (Real Estate of Rye Creek)		$28,221

		Sub-Total Amount of Guarantees		$77,422	50	$1,470,317	$1,347,719

		Total Amount of Guarantees		$792,804	$2,040,227	$1,767,382	$4,600,413